Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP, INC. ANNOUNCES FIRST QUARTER 2017

NET INCOME OF $2.6 MILLION

Highlights

•	Net income of $2.6 million for the first quarter of 2017, an increase of 21.0% over the first quarter of 2016
•	Diluted earnings per share of $0.38 for the first quarter of 2017
•	Book value per share of $19.06 and tangible book value per share of $18.10 as of March 31, 2017
•	Loan growth of $18.5 million in the first quarter of 2017
•	Deposit growth of $3.8 million in the first quarter of 2017

Manitowoc, Wisconsin, April 20, 2017 – County Bancorp, Inc. (NASDAQ: ICBK), the holding company of Investors Community Bank, a commercial bank headquartered in Manitowoc, Wisconsin, reported net income of $2.6 million, or $0.38 diluted earnings per share, for the first quarter of 2017, compared to net income of $2.2 million, or $0.35 diluted earnings per share, for the first quarter of 2016.  This represents a return on average assets of 0.85% for the three months ended March 31, 2017, compared to 0.97% for the three months ended March 31, 2016.

“Our financial performance this quarter was solid, including commercial sector loan growth, and built upon our existing foundation,” said Tim Schneider, President of County Bancorp, Inc. and CEO of Investors Community Bank.  “We feel that our acquisition of Fox River Valley Bancorp, Inc. in 2016 continues to create opportunities for commercial loan growth in the new markets we serve and has had a positive impact on our balance sheet.  We did see a decline in non-interest income, which is primarily due to Farm Service Agency procedural changes that will temporarily delay secondary market sale activity.  Non-performing assets saw slight improvement, but the dairy sector is experiencing some challenges from a prolonged lower milk price cycle.  However, our organization has been through four down milk price cycles in our 20-year history and we have worked through these previous cycles with minimal credit losses.  As we move the organization forward we continue to focus on sound underwriting, loan growth, and an efficient operating model, which result in strong bottom line returns.”

Total assets at March 31, 2017 were $1.3 billion, an increase of $8.7 million over total assets as of December 31, 2016, and an increase of $341.8 million over total assets as of March 31, 2016.  Total loans were $1.0 billion at March 31, 2017, which represents an $18.5 million increase over total loans at December 31, 2016, and a $273.2 million increase over total loans at March 31, 2016.  Total deposits at March 31, 2017 were $981.3 million, an increase of $3.8 million over total deposits as of December 31, 2016, and an increase of $288.1 million over total deposits as of March 31, 2016.  The increases between March 31, 2016 and March 31, 2017 were primarily due to the acquisition of Fox River Valley Bancorp, Inc., and its subsidiary bank, The Business Bank, which closed in May 2016.

Non-interest income for the first quarter of 2017 decreased $0.2 million to $1.7 million from the first quarter of 2016 primarily due to a $0.4 million decrease in loan servicing rights, partially offset by an aggregate $0.2 million increase in loan servicing fees and service charges.  The decrease in loan servicing rights resulted from lower volumes of secondary market sales and participations.

Non-interest expense for the first quarter of 2017 increased $1.3 million to $5.9 million from the first quarter of 2016 primarily as the result of a $1.1 million increase in employee compensation and benefits due to an increase in employees of approximately 35%, primarily related to the acquisition, and an increase in benefit costs of approximately 30% between the two periods.  There was also an increase in depreciation and amortization of $0.2 million related to the addition of two branches in new markets during the second quarter of 2016 in connection with the acquisition, which was offset by a $0.4 million gain on the sale of two OREO properties.

Net income for the quarters ended March 31, 2017 and 2016 were $2.6 million and $2.2 million, respectively. The increase in net income of $0.4 million between the first quarters of 2017 and 2016 was primarily the result of increased interest income due to increased loan volumes and was partially offset by a $0.4 million decrease in loan serving rights and a $1.1 million increase in employee compensation and benefits.  Net interest margin decreased to 3.07% for the three months ended March 31, 2017, compared to 3.19% for the three months ended March 31, 2016.

Provision for loan losses for the three months ended March 31, 2017 was $761.0 thousand compared to $812.0 thousand for the three months ended March 31, 2016.  The decreased provision resulted from an improvement in the qualitative economic factors we use to assess our portfolio.

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin.  Our customers are served from our full-service locations in Manitowoc, Appleton, Green Bay, and Stevens Point and our loan production offices in Darlington, Eau Claire, Fond du Lac, and Sheboygan.

Forward-Looking Statements

This press release includes "forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking statements presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Factors that may cause actual results to differ materially from those made or suggested by the forward-looking statements contained in this press release include those identified in County Bancorp, Inc.’s most recent annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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Investor Relations Contact

Timothy J. Schneider

CEO, Investors Community Bank

Phone: (920) 686-5604

Email: tschneider@investorscommunitybank.com

County Bancorp, Inc.

Consolidated Financial Summary (Unaudited)

	March 31, 2017	December 31, 2016	March 31, 2016
	(dollars in thousands, except per share data)
Selected Balance Sheet Data:
Total assets	$1,251,414	$1,242,670	$909,557
Total loans	1,049,009	1,030,486	775,848
Allowance for loan losses	13,428	12,645	11,218
Securities available for sale, at fair value	115,431	123,437	79,692
Goodwill	5,038	5,038	-
Core deposit intangible, net of amortization	1,300	1,441	-
Deposits	981,317	977,518	693,181
Shareholders' equity	134,074	131,288	109,378
Common equity	126,074	123,288	101,378

Stock Price Information:
High - Year-to-date	$35.89	$26.97	$21.80
Low - Year-to-date	$24.70	$18.25	$18.25
Market price per common share	$29.06	$26.97	$20.08
Book value per share	$19.06	$18.72	$17.52
Tangible book value per share (1)	$18.10	$17.74	$17.52
Average diluted shares of common stock year-to-date	6,727,502	6,415,204	5,888,054
Common shares outstanding	6,615,232	6,586,335	5,786,701

Non-Performing Assets:
Nonaccrual loans	$15,263	$20,107	$19,564
Other real estate owned	6,597	2,763	2,947
Total non-performing assets	$21,860	$22,870	$22,511

Restructured loans not on nonaccrual	$4,446	$4,300	$602

Non-performing assets as a % of total loans	2.08%	2.22%	2.90%
Non-performing assets as a % of total assets	1.75%	1.84%	2.47%
Allowance for loan losses as a % of nonperforming assets	61.43%	55.29%	49.83%
Allowance for loan losses as a % of total loans	1.28%	1.23%	1.45%

Net charge-offs (recoveries) year-to-date	$(21)	$718	$(1)
Provision for loan loss year-to-date	$761	$2,959	$812

(1)         This is a non-GAAP financial measure.  A reconciliation to GAAP is included below.

	For the Three Months Ended
	March 31, 2017	March 31, 2016
	(dollars in thousands, except per share data)
Selected Income Statement Data:
Net interest income	$9,198	$6,937
Provision for loan losses	761	812
Net interest income after provision for loan losses	8,437	6,125
Non-interest income	1,716	1,937
Non-interest expense	5,895	4,591
Income tax expense	1,626	1,295
Net income	$2,632	$2,176

Return on average assets	0.85%	0.97%
Return on average shareholders' equity	7.85%	7.99%
Return on average common shareholders' equity (1)	8.09%	8.99%
Efficiency ratio (1)	57.45%	50.79%

Per Common Share Data:
Basic	$0.39	$0.36
Diluted	$0.38	$0.35
Dividends declared	$0.06	$0.05

     (1)         This is a non-GAAP financial measure.  A reconciliation to GAAP is included below.

	For the Three Months Ended
	March 31, 2017	March 31, 2016
	(dollars in thousands)
Non-interest income:
Service charges	$325	$277
Gain on sale of loans	25	100
Loan servicing fees	1,410	1,297
Loan servicing rights	(205)	150
Income on OREO	18	5
Other	143	108
Total	$1,716	$1,937

Non-interest expense:
Employee compensation and benefits	$4,057	$3,001
Occupancy	177	93
Information processing	362	280
Professional fees	414	309
Business development	170	140
FDIC assessment	92	137
OREO expenses	62	36
Writedown of OREO	-	84
Net gain on OREO	(375)	-
Depreciation and amortization	343	98
Other	593	413
Total	$5,895	$4,591

Non-GAAP Financial Measures

Return on average common shareholders' equity reconciliation:
Return on average shareholders' equity	7.85%	7.99%
Effect of excluding average preferred shareholders' equity	0.24%	1.00%
Return on average common shareholders' equity	8.09%	8.99%

Efficiency ratio GAAP to non-GAAP reconciliation:
Non-interest expense	$5,895	$4,591
Less: net gain (loss) on sales and write-downs of OREO	375	(84)
Adjusted non-interest expense (non-GAAP)	$6,270	$4,507

Net interest income	$9,198	$6,937
Non-interest income	1,716	1,937
Operating revenue	$10,914	$8,874
Efficiency ratio	57.45%	50.79%

Tangible book value per share reconciliation:
Common equity	$126,074	$123,288
Less: Goodwill	5,038	5,038
Less: Core deposit intangible, net of amortization	1,300	1,441
Tangible common equity (non-GAAP)	$119,736	$116,809
Common shares outstanding	6,615,232	6,586,335
Tangible book value per share	$18.10	$17.74

	Three Months Ended
	March 31, 2017			March 31, 2016
	Average Balance (1)	Income/ Expense	Yields/ Rates	Average Balance (1)	Income/ Expense	Yields/ Rates
	(dollars in thousands)
Assets
Investment securities	$118,825	$522	1.76%	$81,933	$349	1.70%
Loans (2)	1,043,454	11,554	4.43%	768,927	8,730	4.54%
Interest bearing deposits due from other banks	36,996	60	0.65%	19,114	39	0.82%
Total interest-earning assets	$1,199,275	$12,136	4.05%	$869,974	$9,118	4.19%

Allowance for loan losses	(13,047)			(10,835)
Other assets	52,894			41,085
Total assets	$1,239,122			$900,224

Liabilities
Savings, NOW, money market, interest checking	$258,080	355	0.55%	$174,611	209	0.48%
Time deposits	610,857	2,082	1.36%	440,228	1,603	1.46%
Total interest-bearing deposits	$868,937	$2,437	1.12%	$614,839	$1,812	1.18%
Other borrowings	1,863	27	5.80%	3,973	48	4.83%
FHLB advances	116,617	354	1.21%	83,142	255	1.23%
Junior subordinated debentures	15,470	120	3.10%	12,372	66	2.13%
Total interest-bearing liabilities	$1,002,887	$2,938	1.17%	$714,326	$2,181	1.22%

Non-interest-bearing deposits	93,323			60,352
Other liabilities	8,838			7,824
Total liabilities	$1,105,048			$782,502

SBLF preferred stock (3)	-			8,736
Shareholders' equity	134,074			108,986
Total liabilities and equity	$1,239,122			$900,224

Net interest income		$9,198			$6,937
Interest rate spread (4)			2.88%			2.97%
Net interest margin (5)			3.07%			3.19%
Ratio of interest-earning assets to interest-bearing liabilities	1.20			1.22

(1)	Average balances are calculated on amortized cost.
(2)	Includes loan fee income, nonaccruing loan balances, and interest received on such loans.
(3)

The SBLF preferred stock refers to our Noncumulative Perpetual Preferred Stock, Series C, issued to the U.S. Treasury through the U.S. Treasury’s Small Business Lending Fund program.  This stock was redeemed on February 23, 2016.

(4)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.